ADAMIS PHARMACEUTICALS CORPORATION S-3MEF

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 30, 2017 (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Adamis Pharmaceuticals Corporation and Subsidiaries (the “Company”) which report appears in the annual report on Form 10-K of the Company for the years ended December 31, 2016 and 2015, respectively.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN McCANN P.C.

San Diego, California
April 21, 2017